Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-31791, 333-57875, 333-87127, 333-44012, 333-57096, 333-65198, 333-92328, 333-101756, 333-105907, 333-118773, 333-127214, 333-135909, 333-147120, and 333-152689) and Form S-3 (No. 333-147118) of our reports dated February 2, 2009, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

San Diego, California
February 2, 2009